Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-291348 and 333-283780) and on Form S-8 (Nos. 333-267953, 333-270400, 333-277567, and 333-285396) of Prime Medicine, Inc. of our report dated March 3, 2026 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 3, 2026